Exhibit 10.11.4.1
LETTER OF GRANT
as of
January 1, 2009
Mr. Daniel R. O’Bryant
Executive Vice President and Chief Financial Officer
Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103
Dear Mr. O’Bryant:
Avery Dennison Corporation (“Company”) is adopting an amended and restated Avery Dennison Corporation Supplemental Executive Retirement Plan (“Plan”) effective as of January 1, 2009. The amended and restated Plan contains the necessary provisions to bring the Plan into compliance with Internal Revenue Code Section 409A (“Section 409A”). By complying with the requirements of Section 409A, the benefits provided under such nonqualified deferred compensation plan may continue to be tax deferred. This letter is written to advise you of the changes that the Compensation and Executive Personnel Committee of the Board of Directors of the Company has made to the Plan in order to comply with Section 409A.
Calculation of SERP Benefit. As an inducement for you to remain in the service of the Company, and to provide you with additional incentive to further the growth, development and financial success of the Company, the Company will continue to provide you with a SERP Benefit that is determined in accordance with the provisions below and subject to the terms of the Plan.
Your “SERP Benefit” is equal to the annual payment of a straight life annuity commencing the first day of the month following the month in which you attain age 65 (or the month in which a Payment Event occurs, if later) with each annual payment equal to fifty-two and one-half percent (52.5%) of your Average Compensation. The amount determined in the preceding sentence will be reduced for early commencement:
(1)	In the same manner as provided in the Qualified Plan to the extent your Benefit Commencement Date is on or after the date you attain age 55. In addition, a 10 percent reduction to the gross benefit (before offsets) will apply to retirement commencing between the ages 62 to 65; and,

(2)	To the extent your Benefit Commencement Date is before the date you attain age 55 and your SERP Benefit is payable to you in a Lump Sum, then the Lump Sum SERP Benefit will be Actuarially Equivalent to the SERP Benefit payable to you on the first day of the month following the date you attain age 55, taking into account the applicable early commencement factors that would be applied under the Qualified Plan as of such date.
Finally, your SERP Benefit will be further reduced by the Specified Formula Reductions. For the avoidance of doubt, the rate at which your SERP Benefit accrues will not be adversely affected if the benefit under the Amended and Restated Benefit Restoration Plan of Avery Dennison Corporation (“BRP”) is paid prior to the payment of your SERP Benefit by reason of a Change in Control.
Time and Form of Payment. Your SERP Benefit will be paid on the Benefit Commencement Date determined under the BRP and in accordance with the form of payment specified or, if applicable, elected under the BRP.
Key Employee Delay. If you are a Key Employee, as determined under the Avery Dennison Corporation Key Employee Policy or by the Committee for all nonqualified plans in accordance with the requirements of Code Section 409A, and your SERP Benefit is payable due to your Separation from Service, as described under the BRP, your Benefit Commencement Date will be no earlier than the first day of the month that is coincident with or next following the date that is six months after your Separation from Service, unless an earlier payment complies with a permissible Section 409A exception (e.g., the payment of employment taxes). To the extent your status as a Key Employee results in a delayed payment, then, following the end of such six-month period, the Plan will provide you with a one-time payment equal to the amount you would have been entitled to receive if your Benefit Commencement Date had not been delayed due to your status as a Key Employee, together with Interest.
Vesting. You will become vested in your SERP Benefit upon the earliest of the following dates provided, in the event of (1), (2), or (3), you are an Employee on that date:
(1)	The date you attain age 55;

(2)	The date you suffer a Disability;

(3)	The date of your death;

(4)	The date you have an involuntary Separation from Service from the Company without Cause, including an involuntary Separation from Service on account of a Change in Control; and

(5)	The date of your Separation from Service for Good Reason.

Forfeiture. In the event you are terminated by the Company for Cause before you attain age 65, you will forfeit your entire SERP Benefit under the Plan.
Death Benefit. Upon your death, a Death Benefit will be paid only to the spouse to whom you were married on the date of your death; payment will be made in a Lump Sum (which is the form in which the “death benefit” under the BRP is paid) at the same time as the “death benefit” under the BRP, provided such spouse is then living.
The amount of the Lump Sum Death Benefit payable to your spouse will be Actuarially Equivalent to the amount that would have been payable to your spouse as a survivor benefit hereunder if before your date of death you attained age 55 (or your actual age, if you are older), commenced benefits in the form of a 50% Joint and Survivor Annuity, and then died. An additional death benefit, as described in the SERP, will be payable for a limited time upon your death following your Separation from Service if you are a Key Employee. This additional death benefit is intended to place your surviving spouse or, if applicable, your Beneficiary in a position similar to the position in which your surviving spouse or, if applicable, your Beneficiary would have been if your Benefit Commencement Date had not been delayed solely due to your status as a Key Employee.
No Death Benefit will be payable hereunder or under the Plan if you die while unmarried before any scheduled Benefit Commencement Date.
Definitions. For purposes of determining your rights hereunder and under the Plan, the terms:
(1)	Cause, Disability, Good Reason, Lump Sum and SERP Benefit will have the meanings set forth in the Plan;

(2)	Actuarial Equivalent and/or Actuarially Equivalent, Average Compensation, and Specified Formula Reductions will have the meanings set forth in Appendix A hereto; and

(3)	Benefit Commencement Date, Change in Control, Employee, Interest (except for purposes of the definition of Actuarial Equivalent in Appendix A), Joint and Survivor Annuity, Key Employee, Qualified Plan, Payment Event, and Separation from Service will have the meanings set forth in the BRP.
Notwithstanding Section 9.2 of the Plan, neither future amendments nor termination of the Plan will adversely affect the SERP Benefit to be provided hereunder or under the Plan without your prior written consent. Notwithstanding Section 4.4 of the Plan, the Committee may not delay or accelerate the payment of the SERP Benefit without your prior written consent; provided, however, that in the event the Committee recommends a delay or an acceleration of the SERP Benefit to comply with Code Section 409A and you do not consent, you hereby acknowledge and agree that the Company shall not be liable for any taxes or penalties incurred under Code Section 409A or otherwise by reason of your lack of consent. (For the avoidance of doubt, the foregoing sentence shall not be construed to imply that the Company would have any such liability regardless). The rights provided hereunder and under the Plan may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution, or in accordance with a domestic relations order as described in the Plan.
Please acknowledge your receipt and acceptance of this Letter of Grant, and your agreement to be bound by all of the terms hereof and of the Plan, by countersigning and dating the enclosed copy of this letter in the space provided below and returning the same to me.

Very truly yours,

AVERY DENNISON CORPORATION

By:	/s/ David E. I. Pyott

Chairman of the Compensation and Executive Personnel Committee
Date: August 11, 2009

I hereby acknowledge having received, read and understood this Letter of Grant and the Plan, and agree to be bound by the terms hereof and of the Plan.

/s/ Daniel R. O’Byrant

APPENDIX A
As used in the Letter of Grant to which this Appendix is attached, and herein, the following terms will have the meanings specified:
1.	“Actuarial Equivalent” or “Actuarially Equivalent” shall mean the equivalent of a given amount (or series of amounts) payable in another manner or by another means in accordance with actuarial principles, methods and assumptions as approved for this purpose by the Compensation and Executive Personnel Committee of the Board of Directors of the Company and which will include the following:
(a) Mortality – the Applicable Mortality Table defined in Internal Revenue Code Section 417(e)(3)(B) in effect each September, for adjustments made during the one-year period beginning the subsequent December 1.
(b) Interest – The Applicable Interest Rate defined in Internal Revenue Code Section 417(e)(3)(C) as of September of each year, for adjustments made during the one-year period beginning the subsequent December 1; provided, however, for purposes of the reductions described in paragraphs (3), (4), and (5) of Appendix B, Interest shall be determined as if the “applicable percentage” referred to in Code Section 417(e)(3)(D)(iii) were 100 percent for all years.
2.	“Average Compensation” shall mean the annual average of (a) and (b) below:
(a) Your salary for the three highest twelve month periods out of your last sixty months of employment with the Company; plus
(b) Your three highest earned annual bonuses during your last sixty months of employment with the Company.
For this purpose your salary and bonus will include any such compensation that is deferred by you under any Company deferred compensation plan or arrangement.
3.	“Specified Formula Reductions” means the specific reductions to the Plan formula attributable to Company-provided retirement benefits under plans and arrangements other than the Plan and certain other amounts determined before January 1, 2009. Said reduction will equal the sum of the amounts listed in the Specified Formula Reductions Schedule in Appendix B. To the extent necessary, each amount will be converted to an Actuarially Equivalent straight life annuity commencing on your Benefit Commencement Date.

APPENDIX B
Specified Formula Reduction Schedule
The Specified Formula Reduction Schedule is the schedule of amounts attributable to Company-provided benefits and contributions for or in respect of you and certain other amounts determined before January 1, 2009, which are taken into account in determining the Specified Formula Reduction. The amounts are described below and such reduction will be applied as of your applicable Benefit Commencement Date. Accordingly, to the extent necessary, each such amount will be converted to an Actuarially Equivalent straight life annuity commencing on your Benefit Commencement Date before such reduction is applied.
(1)	The Actuarial Equivalent amount payable to or in respect of you under the Qualified Plan (without regard to any offsets thereunder) and any successor qualified defined benefit retirement plan offered by the Company; provided such amount satisfies the requirements of Treasury Regulation Section 1.409A-1(a)(2).

(2)	The Actuarial Equivalent amount payable to or in respect of you under the BRP at the same time and in the same form as your SERP Benefit.

(3)	The Actuarial Equivalent of the Lump Sum amount of your “Company Contributions Account” and your “Prior Account” under the Avery Dennison Employee Savings Plan and any successor qualified defined contribution retirement plan offered by the Company; provided such amount satisfies the requirements of Treasury Regulation Section 1.409A-1(a)(2).

(4)	The Actuarial Equivalent of the fixed Lump Sum amounts shown in the following table, where such fixed amounts equal the Company contributions (plus interest) in your account as of December 31, 2008 under the Avery Dennison Corporation Executive Variable Deferred Retirement Plan, excluding the ‘EVDRPSU1 2005’ sub-account, projected with fixed assumed contributions with earnings (as specified in the table) as follows:

Projected Account Balance as of December 31

		Company		Account
Year-End	Age	Contributions	Earnings	Balance

2008	51			$115,724 (actual)
2009	52	$20,118	5.86%	$142,623
2010	53	$20,890	5.86%	$171,871
2011	54	$21,870	5.86%	$203,813
2012	55	$22,730	5.86%	$238,486
2013	56	$23,650	5.86%	$276,111
2014	57	$24,630	7.35%	$321,035
2015	58	$25,640	7.35%	$370,272
2016	59	$26,710	7.35%	$424,196
2017	60	$27,830	7.35%	$483,205
2018	61	$28,900	7.35%	$547,620
2019	62	$30,150	7.35%	$618,021
2020	63	$31,760	7.35%	$695,205
2021	64	$33,420	7.35%	$779,723
2022	65	$35,180	7.35%	$872,212
For Benefit Commencement Dates between the dates in the table above, earnings (under the table) for the applicable year to be applied to the Reduction Amount for the immediately preceding year will be computed by multiplying the applicable amount of earnings for the year shown in the table by a fraction the numerator of which equals the number of whole calendar months after the preceding date shown in the table, and the denominator of which is 12. The contribution amount shown in the table will not be added to the Reduction Amount or adjusted for earnings (under the table) until the last day of the applicable year. These amounts are not subject to any additional changes on and after January 1, 2009.
(5)	The Actuarial Equivalent of the fixed Lump Sum amounts shown in the following table (representing the estimated lump sum value, determined as of December 31, 2008, of 12 times your estimated monthly Primary Social Security Benefit as of the first day of the month next following the date you attain age 65).

Date	Lump Sum Value

December 31, 2008	$157,000
December 31, 2009	$168,000
December 31, 2010	$180,000
December 31, 2011	$192,000
December 31, 2012	$206,000
December 31, 2013	$220,000
December 31, 2014	$236,000
December 31, 2015	$253,000
December 31, 2016	$271,000

Date	Lump Sum Value

December 31, 2017	$291,000
December 31, 2018	$315,000
December 31, 2019	$341,000
December 31, 2020	$369,000
December 31, 2021	$397,000
December 31, 2022	$430,000
For Benefit Commencement Dates between the dates in the table above, an interpolated amount will be computed by multiplying the difference between the values shown in the table at the most recent and the next succeeding dates by a fraction the numerator of which equals the number of whole calendar months after the most recent date shown in the table, and the denominator of which is 12. These amounts will not be subject to any additional changes on and after January 1, 2009.